Exhibit 99.1

                     DATAJACK ANNOUNCES REVERSE STOCK SPLIT

DALLAS, TEXAS.02/20/2014. DataJack, Inc. (OTCQB: DJAK), (the "Company") announced today that it has filed a Certificate of Amendment to its Articles of Incorporation (the "Certificate of Amendment"), with the Secretary of State of the State of Nevada, to effect a 1-for-20 reverse stock split of the its common stock (the "Reverse Stock Split").

As a result of the Reverse Stock Split, every 20 shares of the Company's pre-Reverse Stock Split common stock will be combined and reclassified into 1 share of its common stock. Beginning with the opening of trading on February 21, 2014, the Company's common stock will trade on the OTCQB on a Reverse Stock Split adjusted basis.The Company's trading symbol on February 21, 2014 will change to "DJAKD". Please note that the "D" will be removed 20 business days from that date and the symbol will revert to the original symbol of "DJAK."

No fractional shares will be issued in connection with the Reverse Stock Split, however each fractional share will be rounded up to the nearest whole share. Proportional adjustments will be made to the Company's outstanding warrants, stock options and other equity awards, if any, will be adjusted to reflect the Reverse Stock Split.

Stockholders who hold their shares in brokerage accounts or "street name" will not be required to take any action to effect the exchange of their shares. Stockholders of record who hold physical certificates will receive a transmittal letter from the Company's transfer agent requesting that they surrender their old stock certificates for new stock certificates reflecting the adjusted number of shares resulting from the reverse stock split. Stockholders of record who hold their shares in book-entry form will receive a notice from the Company's transfer agent informing them that the number of shares they hold has been adjusted on the transfer agent's books and that they do not need to take any further action to adjust the number of shares held in their name.

Transfer Online,  Inc., the Company's  transfer agent,  will act as the exchange
agent  for  purposes  of  implementing  the  exchange  of  stock   certificates.
Stockholders can contact Transfer Online with any questions at (503) 227-2950.

ABOUT:DATAJACK, Inc. is a provider of 4G mobile broadband offering data coverage to 280 million people in over 13,000 Cities Nationwide. DataJack provides high-speed, affordable Internet on the go to consumers using a PC, MAC, or any WIFI enabled device such as an iPad, tablet, smartphone or netbook. Consumers can purchase a DataJack Mobile Hotspot which can connect up to 8 WiFi-enabled devices simultaneously. For more information, visit http://www.DataJack.com.

INVESTOR RELATIONS CONTACT:

CONTACT:
Peter Sperling
peter.sperling@datajack.com
http://www.DataJack.com